FOR IMMEDIATE RELEASE                             EXHIBIT 99.1

IES Holdings Reports Fiscal 2023 Fourth Quarter and Full Year Results

HOUSTON — December 7, 2023 — IES Holdings, Inc. (or “IES” or the “Company”) (NASDAQ: IESC) today announced financial results for the quarter and fiscal year ended September 30, 2023.

Fourth Quarter 2023 Highlights
•Revenue of $649 million for the fourth quarter of fiscal 2023, an increase of 5% compared with $617 million for the same quarter of fiscal 2022
•Operating income of $53.2 million for the fourth quarter of fiscal 2023, an increase of 112% compared with $25.0 million for the same quarter of fiscal 2022
•Net income attributable to IES of $37.8 million for the fourth quarter of fiscal 2023, an increase of 133% compared with $16.2 million for the same quarter of fiscal 2022, and diluted earnings per share attributable to common stockholders of $1.66 for the fourth quarter of fiscal 2023, compared with $0.72 for the same quarter of fiscal 2022
•Adjusted net income attributable to IES (a non-GAAP financial measure, as defined below) of $39.5 million for the fourth quarter of fiscal 2023, an increase of 89% compared with $20.9 million for the same quarter of fiscal 2022, and diluted adjusted earnings per share attributable to common stockholders of $1.74 for the fourth quarter of fiscal 2023, compared with $0.95 for the same quarter of fiscal 2022
•Remaining performance obligations, a GAAP measure of future revenue to be recognized from current contracts with customers, of approximately $1.1 billion as of September 30, 2023
•Backlog (a non-GAAP financial measure, as defined below) of approximately $1.6 billion as of September 30, 2023

Fiscal Year 2023 Highlights
•Revenue of $2.4 billion for fiscal 2023, an increase of 10% compared with $2.2 billion for fiscal 2022
•Operating income of $159.8 million for fiscal 2023, an increase of 185% compared with $56.0 million for fiscal 2022
•Net income attributable to IES of $108.3 million for fiscal 2023, an increase of 212% compared with $34.8 million for fiscal 2022, and diluted earnings per share attributable to common stockholders of $4.54 for fiscal 2023, compared with $1.44 for fiscal 2022

•Adjusted net income attributable to IES of $111.9 million for fiscal 2023, an increase of 154% compared with $44.1 million for fiscal 2022, and diluted adjusted earnings per share attributable to common stockholders of $4.71 for fiscal 2023 compared with $1.88 for fiscal 2022

Overview of Results
“Looking back on fiscal 2023, we are pleased with our revenue growth, margin improvements, and the continued strength of all of our businesses" said Jeff Gendell, Chairman and Chief Executive Officer. "Operating income increased substantially compared with the prior year, both for the fourth quarter and the full fiscal year. Year-over-year consolidated revenue increased 10% despite the loss of revenue resulting from the divestiture of STR Mechanical in October 2022 and the planned reduction in activity at a large, underperforming branch in our Commercial & Industrial segment.

"With respect to residential housing, we continue to be cautious about demand in the single-family market, as interest rates on mortgages are near the highest levels of the past 20 years. However, since April 2023, when we began efforts to reorganize our Residential segment, margins have continued to improve despite severance and other discrete expenses incurred to implement the reorganization, and we believe there are opportunities for additional improvement. As we enter fiscal 2024, we expect to continue our focus on margin improvement and cash generation across all of our operating segments, and to continue to be selective and disciplined in our bidding process.”

Our Communications segment’s revenue was $600.8 million in fiscal 2023, an increase of 7% compared with fiscal 2022. Increased demand from high-tech manufacturing customers and continued strong demand from data center customers more than offset reduced construction activity for e-commerce distribution centers. The segment's operating income increased to $51.5 million for fiscal 2023, compared with $22.1 million for fiscal 2022, as we benefited from improved project execution. Our results for fiscal 2022 included $19.9 million of losses related to an expansion into a new, adjacent service area. We have completed all such projects and are no longer performing this type of work.

Our Residential segment’s revenue was $1,279.5 million in fiscal 2023, an increase of 13% compared with fiscal 2022, reflecting price increases in connection with higher materials cost as well as continued strong demand, particularly in the Florida single-family housing market. The Residential segment’s operating income was $82.9 million for fiscal 2023, an increase of 41% compared with fiscal 2022. In connection with the reorganization of our Residential segment, we restructured the senior leadership team, combined multiple administrative facilities into a single location, consolidated several underperforming branches and streamlined our procurement process, while focusing on reducing operating expenses. Despite severance and other discrete expenses incurred in fiscal 2023 to effect this reorganization, operating margins improved year over year.

Our Infrastructure Solutions segment’s revenue was $217.3 million in fiscal 2023, an increase of 30% compared with fiscal 2022, primarily driven by continued strong demand in our custom power solutions business, particularly for our generator enclosure products. Operating income for fiscal 2023 was $29.2 million, compared with $3.6 million for fiscal 2022. Fiscal 2023 was positively impacted by the increased revenues and improved operating margins in our custom power solutions business, and included a $1.0 million pretax gain from the sale of excess land adjacent to one of our operating facilities. Results for fiscal 2022 were negatively impacted by supply chain disruptions, execution difficulties on certain projects, and labor availability, as well as operating inefficiencies associated with the relocation of our Tulsa, Oklahoma operation to a new, larger facility in order to accommodate increased demand for our generator enclosure products.

Our Commercial & Industrial segment’s revenue was $279.6 million in fiscal 2023, compared with $308.5 million in fiscal 2022. The decrease in revenue was largely driven by a planned reduction in activity at an underperforming branch. As a result of limitations placed on the size and duration of its new projects, revenue at this branch decreased by $41.9 million for fiscal 2023 compared with fiscal 2022. Segment operating income for fiscal 2023 was $19.3 million, compared with an operating loss of $12.3 million for fiscal 2022. Results for fiscal 2023 included a $13.0 million pretax gain from the sale of our former STR Mechanical business in the first quarter of fiscal 2023. STR contributed revenue of $18.3 million and operating income of $0.6 million during fiscal 2022.

Matt Simmes, President and Chief Operating Officer, commented, “We spent much of fiscal 2023 focusing on process improvements across our businesses. We expect these internal improvements to enhance our profitability and cash flows, and to position us well for future growth. The recent organizational changes at our Residential segment positively impacted our results in the second half of fiscal 2023, and we are optimistic about continued margin expansion in this segment as we enter fiscal 2024. Our Infrastructure Solutions segment benefited from capital investments we made in fiscal 2022 and 2023 to expand our facilities and increase capacity. In our Commercial & Industrial segment, we realized improved pricing in a strong non-residential construction market. Our focus on improving project execution combined with a more selective bidding strategy has resulted in increased operating margins, and we expect this strategy to continue to enhance our profitability in this segment.”

“We generated operating cash flow of $153.9 million in fiscal 2023, reflecting improved profitability and working capital efficiency,” added Tracy McLauchlin, Chief Financial Officer. “As a result, we ended the year with no debt and a cash balance of $75.8 million, compared with debt, net of cash, of $56.8 million at September 30, 2022. Although short-term interest rates on our cash balances are currently attractive, we will continue to focus on evaluating long-term, strategic uses of our cash, including supporting organic growth, share repurchases and suitable acquisitions. We substantially utilized our federal tax net operating loss carryforwards during fiscal 2023, and have begun making federal estimated tax payments. As a result, we had a higher cash tax rate for fiscal 2023 compared with fiscal 2022, and expect our cash tax rate will increase further in fiscal 2024.”

Stock Buyback Plan
In December 2022, the Company’s Board of Directors authorized and announced a stock repurchase program for purchasing up to $40 million of our common stock from time to time, which replaced the Company's previous program. During the quarter ended September 30, 2023, the Company did not repurchase any shares under its repurchase program. For the year ended September 30, 2023, the Company repurchased 224,013 shares at an average price of $31.06. The Company had $37.6 million remaining under its stock repurchase authorization at September 30, 2023.

Non-GAAP Financial Measures and Other Adjustments
This press release includes adjusted net income attributable to IES, adjusted diluted earnings per share attributable to common stockholders, and backlog, and, in the non-GAAP reconciliation tables included herein, adjusted net income attributable to common stockholders, adjusted EBITDA and adjusted net income before taxes, each of which is a financial measure not calculated in accordance with generally accepted accounting principles in the U.S. (“GAAP”). Management believes that these measures provide useful information to our investors by, in the case of adjusted net income attributable to common stockholders, adjusted earnings per share attributable to common stockholders, adjusted EBITDA and adjusted net income before taxes, distinguishing certain nonrecurring events such as litigation settlements, significant expenses associated with leadership changes, or gains or losses from the sale of a business, or noncash events, such as impairment charges or our valuation allowances release and write-down of our deferred tax assets, or, in the case of backlog, providing a common measurement used in IES's industry, as described further below, and that these measures, when reconciled to the most directly comparable GAAP measures, help our investors to better identify underlying trends in the operations of our business and facilitate easier comparisons of our financial performance with prior and future periods and to our peers. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, which has been provided in the financial tables included in this press release.
Remaining performance obligations represent the unrecognized revenue value of our contract commitments. While backlog is not a defined term under GAAP, it is a common measurement used in IES’s industry and IES believes this non-GAAP measure enables it to more effectively forecast its future results and better identify future operating trends that may not otherwise be apparent. IES’s remaining performance obligations are a component of IES’s backlog calculation, which also includes signed agreements and letters of intent which we do not have a legal right to enforce prior to work starting. These arrangements are excluded from remaining performance obligations until work begins. IES’s methodology for determining backlog may not be comparable to the methodologies used by other companies.

For further details on the Company’s financial results, please refer to the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2023, to be filed with the Securities and Exchange Commission ("SEC") by December 7, 2023, and any amendments thereto.

About IES Holdings, Inc.

IES designs and installs integrated electrical and technology systems and provides infrastructure products and services to a variety of end markets, including data centers, residential housing, and commercial and industrial facilities. Our more than 8,000 employees serve clients in the United States. For more information about IES, please visit www.ies-co.com.

Company Contact:
Tracy McLauchlin
Chief Financial Officer
IES Holdings, Inc.
(713) 860-1500

Investor Relations Contact:
Robert Winters or Stephen Poe
Alpha IR Group
312-445-2870
IESC@alpha-ir.com

Certain statements in this release may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, all of which are based upon various estimates and assumptions that the Company believes to be reasonable as of the date hereof. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “seek,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology. These statements involve risks and uncertainties that could cause the Company’s actual future outcomes to differ materially from those set forth in such statements. Such risks and uncertainties include, but are not limited to, the impact of the COVID-19 outbreak or future pandemics on our business, including the potential for job site closures or work stoppages, supply chain disruptions, delays in awarding new projects, construction delays, reduced demand for our services, delays in our ability to collect from our customers, the impact of third party vaccine mandates on employee recruiting and retention, or illness of management or other employees; the ability of our controlling shareholder to take action not aligned with other shareholders; the potential recognition of valuation allowances or write-downs on deferred tax assets; the inability to carry out plans and strategies as expected, including our inability to identify and complete acquisitions that meet our investment criteria in furtherance of our corporate strategy, or the subsequent underperformance of those acquisitions; competition in the industries in which we operate, both from third parties and former employees, which could result in the loss of one or more customers or lead to lower margins on new projects; fluctuations in operating activity due to downturns in levels of construction or the housing market, seasonality and differing regional economic conditions; the possibility of inaccurate estimates used when entering into fixed-price contracts and our ability to successfully manage projects, as well as other risk factors discussed in this document, in the Company’s annual report on Form 10-K for the year ended September 30, 2023 and in the Company’s other reports on file with the SEC. You should understand that such risk factors could cause future outcomes to differ materially from those experienced previously or those expressed in such forward-looking statements. The Company undertakes no obligation to publicly update or revise any information, including information concerning its controlling shareholder, deferred tax assets, borrowing availability, or cash position, or any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Forward-looking statements are provided in this press release pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of the estimates, assumptions, uncertainties, and risks described herein.

General information about IES Holdings, Inc. can be found at http://www.ies-co.com under "Investor Relations." The Company's annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the Company's website as soon as reasonably practicable after they are filed with, or furnished to, the SEC.

IES HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenues	$649.0	$617.4	$2,377.2	$2,166.8
Cost of services	508.5	519.5	1,932.7	1,847.9
Gross profit	140.5	97.9	444.5	318.9
Selling, general and administrative expenses	87.2	72.8	298.6	262.7
Contingent consideration	0.1	0.1	0.3	0.3
(Gain) loss on sale of assets	0.1	—	(14.1)	(0.1)
Operating income	53.2	25.0	159.8	56.0
Interest expense	0.4	1.2	3.0	3.0
Other income	(0.6)	(0.8)	(1.8)	—
Income from operations before income taxes	53.4	24.6	158.6	53.0
Provision for income taxes	12.4	6.5	38.8	12.8
Net income	41.0	18.1	119.8	40.2
Net income attributable to noncontrolling interest	(3.2)	(1.8)	(11.5)	(5.4)
Net income attributable to IES Holdings, Inc.	$37.8	$16.2	$108.3	$34.8

Computation of earnings per share:
Net income attributable to IES Holdings, Inc.	$37.8	$16.2	$108.3	$34.8
Increase in noncontrolling interest	(4.0)	(1.2)	(15.7)	(4.7)
Net income attributable to common stockholders of IES Holdings, Inc.	$33.8	$15.0	$92.6	$30.0

Earnings per share attributable to common stockholders:
Basic	$1.68	$0.73	$4.58	$1.45
Diluted	$1.66	$0.72	$4.54	$1.44

Shares used in the computation of earnings per share:
Basic (in thousands)	20,192	20,480	20,197	20,668
Diluted (in thousands)	20,426	20,707	20,413	20,895

IES HOLDINGS, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION OF ADJUSTED NET INCOME ATTRIBUTABLE
TO IES HOLDINGS, INC. AND ADJUSTED EARNINGS PER SHARE
ATTRIBUTABLE TO COMMON STOCKHOLDERS
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2023	2022	2023	2022
Net income attributable to IES Holdings, Inc.	$37.8	$16.2	$108.3	$34.8
Gain on sale of STR Mechanical	—	—	(13.0)	—
Gain on sale of real estate	—	—	(1.0)	—
Severance expense	—	—	3.6	—
Provision for income taxes	12.4	6.5	38.8	12.8
Adjusted net income before taxes	50.1	22.8	136.6	47.6
Current tax expense (1)	(10.6)	(1.8)	(24.7)	(3.5)
Adjusted net income attributable to IES Holdings, Inc.	39.5	20.9	111.9	44.1

Adjustments for computation of earnings per share:
Increase in noncontrolling interest	(4.0)	(1.2)	(15.7)	(4.7)
Adjusted net income attributable to common stockholders	$35.5	$19.7	$96.2	$39.4

Adjusted earnings per share attributable to common stockholders:
Basic	$1.76	$0.96	$4.76	$1.90
Diluted	$1.74	$0.95	$4.71	$1.88

Shares used in the computation of earnings per share:
Basic (in thousands)	20,192	20,480	20,197	20,668
Diluted (in thousands)	20,426	20,707	20,413	20,895

(1) Represents the tax expense related to the current period earnings which will be considered in the computation of tax to be paid in cash for the full year, and not offset by the utilization of net operating loss carryforwards

IES HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS)
(UNAUDITED)

	September 30,	September 30,
	2023	2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$75.8	$24.8
Accounts receivable:
Trade, net of allowance	363.8	370.7
Retainage	76.9	65.1
Inventories	95.7	96.3
Costs and estimated earnings in excess of billings	48.6	52.1
Prepaid expenses and other current assets	10.5	15.3
Total current assets	671.3	624.4
Property and equipment, net	63.4	54.4
Goodwill	92.4	92.4
Intangible assets, net	56.2	71.9
Deferred tax assets	20.4	20.5
Operating right of use assets	61.8	55.9
Other non-current assets	16.1	15.1
Total assets	$981.6	$934.7
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$296.8	$317.0
Billings in excess of costs and estimated earnings	103.8	84.9
Total current liabilities	400.6	401.9
Long-term debt	—	81.6
Operating long-term lease liabilities	42.1	38.1
Other tax liabilities	22.0	9.9
Other non-current liabilities	17.0	12.7
Total liabilities	481.7	544.2
Noncontrolling interest	50.0	29.2
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	0.2	0.2
Treasury stock, at cost	(49.5)	(44.0)
Additional paid-in capital	203.4	201.9
Retained earnings	295.8	203.2
Total stockholders’ equity	449.9	361.3
Total liabilities and stockholders’ equity	$981.6	$934.7

IES HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS)
(UNAUDITED)

	Year Ended
	September 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$119.8	$40.2
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Bad debt expense	(0.1)	3.1
Deferred financing cost amortization	0.3	0.2
Depreciation and amortization	29.4	25.5
Gain on sale of assets	(14.1)	(0.1)
Non-cash compensation expense	4.4	3.8
Deferred income taxes	5.2	—
Changes in operating assets and liabilities:
Accounts receivable	2.9	(87.2)
Inventories	(1.1)	(27.8)
Costs and estimated earnings in excess of billings	3.5	(8.7)
Prepaid expenses and other current assets	(7.3)	(18.6)
Other non-current assets	2.1	(3.0)
Accounts payable and accrued expenses	(10.0)	67.1
Billings in excess of costs and estimated earnings	19.1	22.5
Other non-current liabilities	0.2	(0.8)
Net cash provided by operating activities	153.9	16.3
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(17.7)	(29.3)
Proceeds from sale of assets	20.6	0.2
Cash paid in conjunction with equity investments	(0.2)	(0.5)
Net cash provided by (used in) investing activities	2.8	(29.5)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	2,381.6	1,924.5
Repayments of debt	(2,464.2)	(1,882.1)
Cash paid for finance leases	(3.3)	(1.8)
Distribution to noncontrolling interest	(11.5)	(7.0)
Purchase of treasury stock	(8.3)	(18.6)
Options exercised	—	0.1
Net cash provided by (used in) financing activities	(105.8)	15.0
NET DECREASE IN CASH AND CASH EQUIVALENTS	50.9	1.7
CASH and CASH EQUIVALENTS, beginning of period	24.8	23.1
CASH and CASH EQUIVALENTS, end of period	$75.8	$24.8

IES HOLDINGS, INC. AND SUBSIDIARIES
OPERATING SEGMENT STATEMENT OF OPERATIONS
(DOLLARS IN MILLIONS)
(UNAUDITED)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenues
Communications	$170.8	$157.0	$600.8	$559.8
Residential	337.3	327.5	1,279.5	1,131.4
Infrastructure Solutions	58.4	43.4	217.3	167.1
Commercial & Industrial	82.5	89.5	279.6	308.5
Total revenue	$649.0	$617.4	$2,377.2	$2,166.8

Operating income (loss)
Communications	$16.8	$8.6	$51.5	$22.1
Residential (1)	30.2	19.9	82.9	58.9
Infrastructure Solutions (2)	8.1	1.6	29.2	3.6
Commercial & Industrial (3)	5.3	(0.6)	19.3	(12.3)
Corporate	(7.2)	(4.4)	(23.1)	(16.2)
Total operating income	$53.2	$25.0	$159.8	$56.0

(1) Residential's operating income for the year ended September 30, 2023 includes pretax severance expense of $3.6 million.
(2) Infrastructure Solutions' operating income for the year ended September 30, 2023 includes a pretax gain of $1.0 million related to the sale of real estate.
(3) Commercial & Industrial's operating income for the year ended September 30, 2023 includes a pretax gain of $13.0 million related to the sale of STR Mechanical.

IES HOLDINGS, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION OF ADJUSTED EBITDA
(DOLLARS IN MILLIONS)
(UNAUDITED)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2023	2022	2023	2022
Net income attributable to IES Holdings, Inc.	$37.8	$16.2	$108.3	$34.8
Provision for income taxes	12.4	6.5	38.8	12.8
Interest & other (income) expense, net	(0.2)	0.4	1.2	3.0
Depreciation and amortization	9.3	6.8	29.4	25.5
EBITDA	$59.3	$30.0	$177.7	$76.1
Gain on sale of STR Mechanical	—	—	(13.0)	—
Gain on sale of real estate	—	—	(1.0)	—
Non-cash equity compensation expense	1.1	0.9	4.3	3.8
Severance expense	—	—	3.6	—
Adjusted EBITDA	$60.4	$30.9	$171.6	$79.9

IES HOLDINGS, INC. AND SUBSIDIARIES
SUPPLEMENTAL REMAINING PERFORMANCE OBLIGATIONS AND NON-GAAP RECONCILIATION OF BACKLOG DATA
(DOLLARS IN MILLIONS)
(UNAUDITED)

	September 30,	June 30,	September 30,
	2023	2023	2022
Remaining performance obligations	$1,143	$1,072	$967
Agreements without an enforceable obligation (1)	415	458	319
Backlog	$1,558	$1,530	$1,286

(1) Our backlog contains signed agreements and letters of intent which we do not have a legal right to enforce prior to work starting. These arrangements are excluded from remaining performance obligations until work begins.